Lawson Products Reports Improved Fourth Quarter 2012 Results

--Company Posts $6.0 Million Improvement in Recurring Operations--

CHICAGO, February 21, 2013 - Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the fourth quarter ended December 31, 2012.

Financial Highlights

•
Operating income of $2.5 million versus an operating loss of $7.8 million for the prior year period and an operating loss of $1.4 million in the third quarter of 2012. Excluding non-recurring items, adjusted operating income improved $6.0 million from the prior year period

•	Q4 diluted EPS of $0.20 compared to a loss of $0.65 per share in 2011

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $4.3 million compared to a loss of $6.0 million last year

•	Sales productivity improvement of 6.8% from a year ago as measured by average sales per representative per day

“In the fourth quarter, we continued to realize benefits from our ongoing initiatives to enhance efficiencies and lower costs which led to an improvement in our operating performance on a year-over-year basis as well as from the third quarter. While there is still more to do, we have made significant progress consolidating our distribution network, relaunching our website and transitioning our sales force to employees,” commented Michael DeCata, president and chief executive officer.

Fourth Quarter Results

Net sales for the fourth quarter of 2012 were $68.2 million versus $72.9 million for the fourth quarter of 2011. The decrease was mainly driven by reduced territorial sales coverage due to a 14% decline in the average number of sales representatives in the fourth quarter of 2012 compared to the prior year period. Average daily sales declined 2.2% to $1.118 million in the fourth quarter of 2012 from $1.143 million in the third quarter of 2012 due to softer sales realized during the holiday weeks. Sales force productivity improved by 6.8% from a year ago.

Gross profit for the fourth quarter of 2012 was $39.7 million versus $39.0 million a year ago with the gross margin percentage increasing to 58.2% for the fourth quarter of 2012 from 53.5% for the year-ago quarter. This increase in gross margin was due primarily to lower warehousing costs and higher freight recoveries. Results also benefited from managing the liquidation of discontinued product better than anticipated.

Selling, general and administrative expenses (“SG&A”) decreased by $5.3 million for the fourth quarter of 2012 to $38.9 million or 57.1% of sales compared to $44.3 million or 60.8% of sales for the prior year period. This decline was a result of lower commissions on reduced sales, the previously announced cost savings initiatives, and lower selling and ERP-related expenses. These savings were partially offset by increased depreciation and facility expenses versus the prior year period.

Operating income for the fourth quarter of 2012 was $2.5 million compared to an operating loss of $7.8 million for the prior year period. Excluding severance adjustments of $0.2 million and a $1.6 million gain on sale of property, adjusted operating income was $0.7 million for the fourth quarter of 2012 compared to an adjusted operating loss of $5.3 million in the prior year period and break-even in the third quarter of 2012.

Net income for the fourth quarter of 2012 was $1.7 million, or $0.20 per diluted share, compared to a net loss $5.5 million, or $0.65 per diluted share, in the prior year period.

Corporate Highlights

•
Lawson launched its new e-commerce website. The website enables new and existing customers to perform product searches easily, obtain pricing and place direct orders via the Internet. The website has been designed to improve cross-selling and up-selling activity, as well as enhance Lawson's visibility to customers when its sales team is not on-site with the customer.

•
The Company completed its transition from an independent agent model to an employee sales team in the United States and increased its emphasis on productivity per sales representative. Lawson entered 2013 with approximately 760 sales representatives. During 2013, Lawson intends to increase the size of its sales team in order to expand the number of sales territories covered and improve the penetration of sales in its existing territories.

•
During the first half of 2013, the Company intends to complete the transition of the operations currently performed at its Addison, Illinois, distribution center to its new packaging and distribution center in McCook, Illinois. As the McCook facility becomes fully operational, the Company believes it will begin to realize further efficiencies in its operations, enhance customer service through reductions in order delivery times, increase order fulfillment rates and provide a foundation to improve inventory productivity.

“In 2013, we will focus on growing sales as we look to develop under-served territories and increase the productivity of our sales force. We have added many tools to enhance the customer experience and help our sales team become more productive. In an effort to solidify these initiatives and jump-start our efforts, for the first time in six years, we will host a national sales meeting in St. Louis next week. I am pleased with the progress I have seen in the short time I have been at Lawson and I believe that we are positioning ourselves for sustainable growth,” concluded Mr. DeCata.

Conference Call

Lawson Products, Inc. will conduct a conference call with investors to discuss fourth quarter 2012 results at 9:00 a.m. EST on February 21, 2013. The conference call is available by direct dial at 877-317-6789 in the U.S. or 412-317-6789 from outside of the U.S. A replay of the conference call will be available approximately one hour after completion of the call through March 7, 2013. Callers can access the replay by dialing 877-344-7529 in the U.S. or 412-317-0088 outside the U.S. The PIN access number for the replay is 10016326#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's Web site through March 7, 2013.

About Lawson Products, Inc.

Founded in 1952, Lawson Products, Inc. (NASDAQ: LAWS) is an industrial distributor of more than 450,000 different maintenance and repair supplies. Lawson Products serves its customers through a dedicated team of sales representatives and employees. The Company services the industrial, institutional, commercial and government markets in all 50 U.S. states, District of Columbia, Canada and Puerto Rico. You can learn more about the Company on its Website at www.lawsonproducts.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project"

and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2011, Form 10-K filed on March 1, 2012 and the September 30, 2012 Form 10-Q filed on October 25, 2012. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

LAWSON PRODUCTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$68,193	$72,860	$290,487	$314,959
Cost of goods sold	28,521	33,867	129,305	135,182
Gross profit	39,672	38,993	161,182	179,777

Operating expenses:
Selling, general and administrative expenses	38,948	44,265	171,725	181,291
Severance (benefit) expense	(159)	122	8,021	1,614
Loss (gain) on sale of assets	(1,588)	22	(3,721)	22
Goodwill impairment	—	—	28,306	—
Other operating expenses	—	2,346	—	2,346
	37,201	46,755	204,331	185,273

Operating income (loss)	2,471	(7,762)	(43,149)	(5,496)

Other expense, net	(305)	(56)	(831)	(580)

Income (loss) from continuing operations before income taxes	2,166	(7,818)	(43,980)	(6,076)

Income tax (benefit) expense	642	(2,445)	18,737	(1,687)

Income (loss) from continuing operations	1,524	(5,373)	(62,717)	(4,389)

Discontinued operations, net of income tax	199	(174)	167	(235)

Net income (loss)	$1,723	$(5,547)	$(62,550)	$(4,624)

Basic income (loss) per share of common stock:
Continuing operations	$0.18	$(0.63)	$(7.30)	$(0.51)
Discontinued operations	0.02	(0.02)	0.02	(0.03)
Net income (loss) per share	$0.20	$(0.65)	$(7.28)	$(0.54)

Diluted income (loss) per share of common stock:
Continuing operations	$0.18	$(0.63)	$(7.30)	$(0.51)
Discontinued operations	0.02	(0.02)	0.02	(0.03)
Net income (loss) per share	$0.20	$(0.65)	$(7.28)	$(0.54)

Basic weighted average shares outstanding	8,598	8,566	8,589	8,553
Dilutive effect of stock based compensation	14	—	—	—
Diluted weighted average shares outstanding	8,612	8,566	8,589	8,553

Cash dividends declared per share of common stock	$—	$0.12	$0.24	$0.48

LAWSON PRODUCTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$1,640	$2,116
Accounts receivable, less allowance for doubtful accounts	31,387	43,239
Inventories	51,484	55,498
Miscellaneous receivables and prepaid expenses	5,451	7,064
Deferred income taxes	17	5,716
Discontinued operations	350	410

Total current assets	90,329	114,043

Property, plant and equipment, net	67,155	52,702

Cash value of life insurance	14,943	15,490
Deferred income taxes	55	11,864
Goodwill	—	28,148
Other assets	449	501

Total assets	$172,931	$222,748

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Revolving line of credit	$16,127	$—
Accounts payable	11,833	22,967
Accrued expenses and other liabilities	31,762	28,231
Discontinued operations	106	681

Total current liabilities	59,828	51,879

Security bonus plan	18,837	23,310
Deferred compensation	5,868	9,279
Financing lease obligation	10,786	3,377
Deferred rent liability	4,621	17
Other noncurrent liabilities	2,258	714
	42,370	36,697

Total Stockholders' Equity	70,733	134,172

Total liabilities and stockholders' equity	$172,931	$222,748

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the two tables below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended December 31, 2012, September 30, 2012 and December 31, 2011. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME (LOSS)

(Amounts in thousands)
(Unaudited)
	Three Months Ended
	December 31,	September 30,	December 31,
	2012	2012	2011

Operating income (loss), as reported per GAAP	$2,471	$(1,350)	$(7,762)

Severance (benefit) expense	(159)	1,410	122
Loss (gain) on sale of assets	(1,588)	(11)	22
Impairment of long-lived assets	—	—	1,146
Employment tax matter	—	—	1,200

Adjusted non-GAAP operating income (loss)	$724	$49	$(5,272)

TABLE 2 - RECONCILIATION OF GAAP TO NON-GAAP EBITDA

(Amounts in thousands)
(Unaudited)
	Three Months Ended
	December 31,	September 30,	December 31,
	2012	2012	2011

Operating income (loss), as reported per GAAP	$2,471	$(1,350)	$(7,762)

Depreciation & Amortization	1,853	1,975	1,749

EBITDA	$4,324	$625	$(6,013)

LAWSON PRODUCTS, INC.
TABLE 3 - QUARTERLY RESULTS

	(Dollars in thousands)
	Three Months Ended
	Dec. 31, 2012	Sep. 30, 2012	Jun. 30, 2012		Mar. 31, 2012	Dec. 31, 2011

Number of business days	61	63	64		64	60

Average daily net sales	$1,118	$1,143	$1,162		$1,187	$1,214
Sequential quarter increase (decrease)	(2.2)%	(1.6)%	(2.1)%		(2.3)%	3.1%

Average active sales rep. count	769	773	807		861	892

Sales per rep. per day	$1.454	$1.478	$1.440		$1.379	$1.361
Sequential quarter increase (decrease)	(1.6)%	2.7%	4.4%		1.3%	8.5%

Net sales	$68,193	$71,984	$74,348		$75,962	$72,860
Gross profit	39,672	43,360	36,816	(1)	41,334	38,993

Gross profit percentage	58.2%	60.2%	49.5%		54.4%	53.5%

Operating expenses
Selling, general & administrative expenses	38,948	43,311	45,484		43,982	44,265
Severance (benefit) expense	(159)	1,410	6,585		185	122
Loss (gain) on sale of assets	(1,588)	(11)	(2,122)		—	22
Goodwill impairment	—	—	28,306		—	—
Other operating expenses	—	—	—		—	2,346	(2)
	37,201	44,710	78,253		44,167	46,755

Operating income (loss)	$2,471	$(1,350)	$(41,437)		$(2,833)	$(7,762)

(1)	Gross profit for the three months ended June 30, 2012 includes a $3.9 million charge for discontinuing certain stocked products.

(2)
Operating expenses for the three months ended December 31, 2011 include a $1.2 million expense for the estimated cost of settling an employment tax matter and a $1.1 million impairment charge related to certain long-lived assets.

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665